P&F INDUSTRIES REPORTS THIRD-QUARTER-2005 RESULTS

FARMINGDALE, N.Y., November 10, 2005 - P&F Industries, Inc. (Nasdaq NM: PFIN) today announced results from operations for the third quarter ended September 30, 2005.

FINANCIAL RESULTS

Revenues for the third quarter of 2005 decreased 5.6% to $32.6 million from $34.6 million in the same period in 2004. Earnings from continuing operations for the third quarter decreased 24.7% to $1.2 million compared to $1.6 million in the third quarter of 2004. Diluted earnings per share from continuing operations for the third quarter decreased to $0.32 per share as compared to $0.45 per share for the third quarter of 2004. Inclusive of Green Manufacturing’s results for 2005 and 2004 reported as discontinued operations, net earnings for the third quarter decreased 5.0% to $1.5 million, or $0.39 per diluted share, compared to net earnings of $1.6 million, or $0.44 per diluted share, for the quarter ended September 30, 2004. Third quarter net earnings for 2004 represented the highest quarterly earnings period in the history of the Company.

We are pleased to report that revenues for the nine months ended September 30, 2005 increased 30.8% to $89.8 million from $68.7 million in 2004. Earnings from continuing operations for the nine months ended September 30, 2005 increased by 35.1% to $3.7 million from $2.7 million in the same period in 2004. Diluted earnings per share from continuing operations for the nine months ended September 30, 2005 were $0.96 compared to $0.76 for the same period in 2004. Inclusive of Green Manufacturing’s results for 2005 and 2004 reported as discontinued operations, net earnings for the nine months ended September 30, 2005 increased 56.0% to $4.0 million, or $1.02 per diluted share, compared to net earnings of $2.5 million, or $0.70 per diluted share, for the nine months ended September 30, 2004.

P&F Chairman of the Board, President and Chief Executive Officer Richard Horowitz commented, “With regard to our guidance announced with our second quarter results, our consolidated performance for the third quarter exceeded our consolidated revenues expectations, met our net earnings expectations, but were just short of our earnings from continuing operations expectations. Compared to the prior-year quarter, we saw an 18.1% decrease in revenues at Florida Pneumatic due to the timing and extent of certain retail promotions and reductions in overall base sales, but particularly from a significant customer. This reduction in revenues was partially offset by better-than-anticipated revenues at Countrywide, increasing 7.5% over the prior-year quarter. The overall revenue reduction, combined with certain increased SG&A expenses, resulted in a quarter that, on a consolidated basis, reported a decrease in earnings from continuing operations compared to the same period in 2004. However, we are pleased with the strength of our consolidated performance with regard to the year-to-date results which are primarily attributed to the inclusion of the operational results of Woodmark, whose sales and profits have exceeded our expectations since it was acquired in June 2004, as well as gains reported from the sales of certain assets of Green.”

Revenues at Florida Pneumatic decreased 18.1%, from $17.0 million in the third quarter of 2004 to $13.9 million in the third quarter of 2005, due to approximately $1.7 million less in retail promotions in the period, as well as a decrease in base sales of approximately $1.7 million, partially offset by an increase of approximately $282,000 related to new product introductions. Base sales decreased as a result of decreased purchasing activity of approximately $797,000 from a significant retail customer, as well as a decrease in automotive revenues of approximately $477,000. Finally, gross profit margin at Florida Pneumatic increased to 26.8% from 26.5% due primarily to the impact of lower margins related to greater retail promotional sales in the prior-year period.

Mr. Horowitz commented, “Revenues from one significant customer decreased by approximately $4.8 million in the third quarter principally from a decline in retail promotional sales and base business primarily driven by an inventory reduction program. This significant customer has reported to us that in-store unit sales of our tools have increased approximately 18% over the past year, giving us confidence that once this retailer achieves its targeted level of inventory that our revenues should begin to improve. Revenues declined in our automotive business due primarily to the lack of new accounts in 2005 that would typically make large purchases to stock inventory, as well as due to the lack of new product introductions. However, we continue to benefit from sales of new products in the retail and industrial channels and are pursuing further product development.”

At Countrywide, revenues for the third quarter increased 7.5% from $14.7 million to $15.8 million due primarily to a revenue increase at Nationwide of approximately $890,000, or 21.1%, while Woodmark’s revenues for the quarter grew approximately $221,000, or 2.1%.

Gross profit margin at Countrywide increased from 32.9% to 33.8% due primarily to a favorable product mix in fencing revenues and a shift by Nationwide to lower-cost suppliers for some products, partially offset by some cost increases from Asian suppliers due to increases in the cost of metals.

Mr. Horowitz commented, “During the third quarter, revenues from stair parts continued to increase, benefiting from strong new housing starts. These revenues have more than offset weakness in demand for our kitchen and bath products sold into the mobile home and remodeling markets. Moreover, Nationwide’s revenues increased by 21.1%, primarily attributable to an increase of approximately $446,000 in sales of fencing products, as well as increases in our OEM hardware products of approximately $390,000, which were due primarily to the addition of new OEM customers.”

Embassy’s third-quarter revenue was essentially unchanged at $2.9 million compared to the prior-year period, as was its gross profit margin at approximately 28%.

On October 11, 2005, P&F’s Embassy subsidiary sold substantially all of its non-real estate assets to Mestek, Inc. for the total purchase price of $8.0 million, subject to adjustments, plus the assumption of certain liabilities and obligations by Mestek. The assets sold pursuant to the asset purchase agreement include, among others, machinery and equipment, accounts receivable, inventory and certain intangibles. Certain assets were retained by Embassy including cash and real estate. Embassy received net cash proceeds of $7.2 million at closing, with $800,000 held in escrow subject to post-closing adjustments and certain indemnification provisions.

Mr. Horowitz commented, “P&F management believes that the heating equipment business is no longer a strategic fit with the remainder of P&F’s operations and we are pleased that we were successful in receiving a premium over the book value of these under-employed assets from this transaction. The proceeds from this transaction were used to pay down short-term and long-term debt. Management intends to focus its efforts on further investment in our tool and hardware businesses.”

On July 14, 2005, Green sold certain of its assets comprising its Agricultural Division, including machinery and equipment, and received cash proceeds of $225,000 and two promissory notes aggregating $305,000 in principal at the closing. The consolidated financial statements have been reclassified to reflect the discontinued operations of Green Manufacturing, which resulted from the disposition of certain assets in December 2004, February 2005 and July 2005 to non-affiliated third parties. Net of taxes, earnings from discontinued operations for the quarter were approximately $290,000, primarily the result of the gain on the sale of certain assets of the agricultural products division in July 2005, as well as additional consideration received from certain cylinder sales as provided for in the asset purchase agreement, offset by operational losses of Green during the period.

Mr. Horowitz further commented, “Since P&F began to divest of certain operations in late 2004 that were not performing in accordance with our strategic goals, the Company has received nearly $17 million to date in cash related to the sale and liquidation of certain assets of Green and Embassy. We anticipate generating additional cash in the future from the possible sale of Embassy’s former operating facilities, as well as the collection of various notes and possible receipt of certain contingent consideration over the next several years related to certain of the Company’s recent dispositions. These positive steps and resultant cash proceeds have been, and are expected to continue to be, used to strengthen our balance sheet.”

Fourth-Quarter-2005 Update

Concerning anticipated performance, Mr. Horowitz stated, “We expect net earnings for the fourth quarter of 2005, which includes earnings from discontinued operations expected to result from the gain on the sale of Embassy assets, to be flat or to increase by up to 20% in relation to the prior year’s comparable period. Earnings from continuing operations are expected to be approximately 40%-60% less than the comparable prior-year period principally as a result of a reduction in anticipated revenues, as well as increases in certain sales and marketing expenses. Consolidated revenues are expected to be between $24.4 million and $25.4 million for the fourth quarter, decreasing by approximately 7-10%. Sales at Florida Pneumatic are expected to decrease by 12%-17%, ranging between $12.1 million and $12.8 million, due to the timing and extent of promotional sales and a decrease in purchasing from a significant customer that is continuing to reduce its overall inventory levels, offset somewhat by the impact of new product introductions. Sales at Countrywide are expected to remain flat or decrease slightly, ranging between $12.3 million and $12.6 million.”

Mr. Horowitz continued, “Gross profit margin should be approximately 31%. Selling, general and administrative expenses are expected to increase by 12%-15% compared to the same quarter in 2004 primarily to support business growth, including, but not limited to, investing in our west coast expansion. In addition, a large one-time contribution to warranty expense provided by a vendor reduced the prior-year warranty amount. As a percentage of revenues, SG&A is expected to increase from 21% to 25% as a result of less absorption of fixed expenses due to the decrease in revenues. Interest expense is expected to remain unchanged as the decrease in average borrowings is offset by the increase in the average borrowing rate. As a result, we expect net earnings to range between $1.5 million and $1.8 million and earnings from continuing operations to range between $0.5 million and $0.7 million.”

“P&F’s management is excited about its recent conversion of underperforming assets into cash, as well as its more focused emphasis on its tool and hardware businesses. In addition, we believe our strengthened balance sheet and cash flow should provide us with further opportunities to expand our operations in 2006,” Mr. Horowitz concluded.

OTHER INFORMATION

P&F Industries has scheduled a conference call for today at 11:00 a.m. Eastern time to discuss its 2005 third-quarter results. Investors and other interested parties can listen to the call by dialing 1-877-278-2335, or via a live webcast accessible at www.pfina.com. To listen to the webcast, please register and download audio software at the site at least 15 minutes prior to the call. The webcast will be archived on P&F’s Web site, while a telephone replay of the call will be available through November 17, beginning at 2:00 p.m. on November 10, and can be accessed by dialing 1-800-642-1687 or 1-706-645-9291, conference ID # 1394492.

P&F Industries, Inc., through its two wholly-owned operating subsidiaries, Florida Pneumatic Manufacturing Corporation and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools and various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company’s future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing, and those described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004. These risks could cause the Company’s actual results for the 2005 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc. Joseph A. Molino, Jr. Chief Financial Officer 631-694-1800 www.pfina.com	Lippert/Heilshorn & Associates, Inc. Jody Burfening Investor Relations 212-838-3777 jburfening@lhai.com

P&F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)	September 30, 2005	December 31, 2004
Assets	(Unaudited)
Cash and cash equivalents	$ 1,162	$ 1,190
Accounts receivable - net	18,400	14,850
Notes and other receivables	2,366	1,735
Inventories - net	29,951	25,691
Deferred income taxes - net	1,051	1,070
Assets of discontinued operations	-	796
Prepaid expenses and other current assets	1,744	1,384
Total current assets	54,674	46,716

Property and equipment	20,948	20,461
Less accumulated depreciation and amortization	11,930	10,998
Net property and equipment	9,018	9,463

Goodwill	23,821	22,877

Other intangible assets - net	8,966	9,795

Assets of discontinued operations	-	1,020

Other assets - net	1,009	667

Total assets	$ 97,488	$ 90,538

Liabilities and Shareholders’ Equity
Short-term borrowings	$ 11,500	$ 4,000
Accounts payable	3,729	3,355
Income taxes payable	263	1,601
Accrued compensation and other accrued liabilities	5,000	5,167
Current maturities of long-term debt	5,111	3,063
Total current liabilities	25,603	17,186

Long-term debt, less current maturities	25,355	31,848

Deferred income taxes - net	1,242	337

Total liabilities	52,200	49,371
Commitments and contingencies
Total shareholders' equity	45,288	41,167

Total liabilities and shareholders' equity	$ 97,488	$ 90,538

P&F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands)	2005	2004	2005	2004
Revenues	$ 32,649	$ 34,589	$ 89,815	$ 68,662
Cost of sales	22,773	24,448	61,800	46,882
Gross profit	9,876	10,141	28,015	21,780
Selling, general and administrative expenses	7,190	6,848	20,119	16,404
Operating income	2,686	3,293	7,896	5,376
Interest expense - net	549	437	1,477	698
Earnings from continuing operations before income taxes	2,137	2,856	6,419	4,678
Income taxes	902	1,215	2,711	1,933
Earnings from continuing operations	1,235	1,641	3,708	2,745
Discontinued operations (net of taxes):
Loss from operation of discontinued operations	(55)	(36)	(151)	(199)
Gain on sale of discontinued operations	345	-	416	-
Earnings (loss) from discontinued operations	290	(36)	265	(199)
Net earnings	$ 1,525	$ 1,605	$ 3,973	$ 2,546
Net earnings (loss) per common share:
Basic:
Continuing operations	$ .35	$ .47	$ 1.04	$ .78
Discontinued operations	.08	(.01)	.07	(.06)
Net earnings per common share - basic	$ .43	$ .46	$ 1.11	$ .72

Diluted:
Continuing operations	$ .32	$ .45	$ .96	$ .76
Discontinued operations	.07	(.01)	.06	(.06)
Net earnings per common share - diluted	$ .39	$ .44	$ 1.02	$ .70

Weighted average common shares outstanding:
Basic	3,581	3,518	3,570	3,517
Diluted	3,890	3,653	3,882	3,632